Exhibit 99.1

CTC MEDIA ANNOUNCES RESULTS OF 2014 ANNUAL STOCKHOLDERS MEETING

Moscow, Russia — May 21, 2014 — CTC Media, Inc. (NASDAQ: CTCM), Russia’s leading independent media company, announces that all resolutions proposed at CTC Media’s 2014 Annual Stockholders Meeting, held on Monday, May 19, 2014, have been passed.

Proposal One — Election of Directors

The following three Directors were reelected to serve three-year terms until CTC Media’s annual meeting of stockholders in 2017 and until their respective successors are duly elected and qualified:

Director	Number of Shares For	Number of Shares Withheld	Broker Non-Votes
Tamjid Basunia	131,112,213	877,922	0
Irina Gofman	130,675,203	1,314,932	0
Timur Weinstein	130,673,155	1,316,980	0

The current composition of the CTC Media Board of Directors is as follows:

Angelo Codignoni (Co-Chairman of the Board, current term expires 2015)
Lorenzo Grabau (Co-Chairman of the Board, current term expires 2015)
Tamjid Basunia (current term expires 2017)
Irina Gofman (current term expires 2017)
Werner Klatten (current term expires 2016)
Jørgen Madsen Lindemann (current term expires 2016)
Jean-Pierre Morel (current term expires 2015)
Alexander Pentya (current term expires 2016)
Timur Weinstein (current term expires 2017)

Proposal Two — Ratification of Appointment of Independent Registered Public Accounting Firm

Regarding the proposal to ratify the selection by the Audit Committee of Ernst & Young LLC as CTC Media’s independent registered public accounting firm for the year ending December 31, 2014, 131,801,229 shares voted for, 188,886 shares voted against, 20 shares abstained from voting and there were no broker non-votes.

Proposal Three — An Advisory Vote on Executive Compensation

Regarding the proposal to approve an advisory vote on executive compensation, 131,432,168 shares voted for, 544,252 shares voted against, 13,715 shares abstained from voting and there were no broker non-votes.

For further information, please contact:

CTC Media, Inc.

Investor Relations

Irina Faritova
Head of Investor Relations
+7 495 981 0740
ir@ctcmedia.ru

Media Relations

Igor Ivanov

Press Secretary

+7 (495) 785 63 47, ext. 4352,

+ 7 (985) 763 00 85

pr@ctcmedia.ru

About CTC Media, Inc.

CTC Media is a leading Russian independent media company, with operations throughout Russia and elsewhere in the CIS. It operates three free-to-air television networks in Russia — CTC, Domashny and Peretz — as well as Channel 31 in Kazakhstan and a TV company in Moldova, with a combined potential audience of over 150 million people. The international pay-TV version of the CTC channel is available in North America, Europe, Central Asia, Armenia, Georgia, Azerbaijan, the Middle East and Kyrgyzstan. Peretz is also available in Belarus and Kyrgyzstan. CTC Media has a number of digital entertainment media assets: videomore.ru, domashniy.ru, ctc.ru, peretz.ru. The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol “CTCM”. For more information on CTC Media, please visit www.ctcmedia.ru.